Exhibit 10.4

June 15, 2009

Mr. J. Winder Hughes III, General Partner
The Focus Fund, LP
P. O. Box 389
Ponte Vedra, FL 32004

RE:       Adjustment Guarantee and “Piggyback” Registration Rights

Dear Winder:

To clarify ThermoEnergy Corporation’s (“TEC”) position, we agree to adjust the conversion price and the exercise price for the “Bridge Loan”/Convertible Note dated June 17, 2009 and the Warrant issued June 17, 2009 to the coinciding amounts issued to The Quercus Trust if the conversion price and/or exercise price is lesser than the amounts received by The Focus Fund.

To remove any doubt and to clarify TEC’s position, all restricted shares of common stock that The Focus Fund has purchased directly from TEC and the underlying shares of common stock converted from any convertible notes and from any warrant’s issued by TEC to The Focus Fund contain “piggyback” registration rights.  “Piggyback” registration rights mean that for any registration statement filed by TEC during the holding period for any Rule 144 restricted common stock or for the exercise period of any warrants issued, The Focus Fund Shares will be included in that registration filing as permitted by SEC rules.

I hope this letter will be helpful in documenting TEC’s position.  Please call me if you have any questions.

Sincerely,

/s/ Andrew T. Melton

Andrew T. Melton